Exhibit 5.1

[Sempra Letterhead]

September 19, 2005

Sempra Energy

Board of Directors

101 Ash Street

San Diego, California 92101

RE:	Registration of shares of common stock pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Chief Corporate General Counsel of Sempra Energy, a California corporation (the “Company”). I am delivering this opinion in connection with the registration statement on Form S-8 (the ”Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 250,000 shares (the “Shares”) of the Company’s common stock, without par value (“Common Stock”) under the Mesquite Power LLC Savings Plan and the Twin Oaks Savings Plan (collectively, the “Plans”).

I have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinion expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted as copies.

With respect to the opinion expressed below, I am opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction.

Subject to the foregoing and in reliance thereon, I am of the opinion that, as of the date hereof, the shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the shares in accordance with the terms of the Plans and Registration Statement, and delivery and payment therefor of legal consideration, such shares will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without my prior written consent.

I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GARY W. KYLE
Gary W. Kyle
Chief Corporate Counsel